UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 23, 2008 (May 20, 2008)

MID-AMERICA APARTMENT COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

TENNESSEE	1-12762	62-1543819
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6584 Poplar Avenue, Suite 300
Memphis, Tennessee	38138
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (901) 682-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment or Certain Officers; Compensatory Arrangements of Certain Officers

On May 20, 2008, the Compensation Committee, or Committee, of the registrant’s Board of Directors held a regularly scheduled meeting at which they adopted a long-term incentive program for 32 employees including all named executive officers.

The 2008 Long-Term Incentive Plan, or Plan, allows for the award of shares of restricted stock based on a percentage of the participant’s salary. The plan has both an annual component and a multi-year component. All participants are eligible for awards under the annual component. Named executive officers of the Company are eligible for awards under the multi-year component. The annual component allows for both service-based and performance-based grants. The service-based grant is immediately earned with the timing of the vesting dependent upon total shareholder return performance. Dependent upon total shareholder return performance, the service-based grants of the annual component will either complete vesting after a one or four year restriction period. The performance-based grant will be earned dependent upon total shareholder return performance with any earned grants completing vesting after a one year restriction period. The multi-year component of the Plan will be earned based upon actual and relative total shareholder return with any earned grants completing vesting over a four year period.

A copy of the Plan is set forth on Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01                                Financial Statements and Exhibits

           (c)           Exhibits

Exhibit Number	Description
4.1	Form of Restricted Stock Agreement
10.1	2008 Long-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MID-AMERICA APARTMENT COMMUNITIES, INC.
Date: May 23, 2008	/s/Simon R.C. Wadsworth
Simon R.C. Wadsworth
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)